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                                [PRODIGY LOGO]


                        BOARD OF DIRECTORS RESOLUTION
                              FEBRUARY 28, 2001
                      PRODIGY COMMUNICATIONS CORPORATION


                             AMENDMENT TO BY-LAWS


RESOLVED:    That, for the period of time that the person holding the
             position of Chairman of the Board of Directors as of February 28, 2001 continues to serve in that capacity, Sections 4.7 and 4.8 of the Amended and Restated By-Laws are hereby further amended to read in their entirety as follows:

     4.7 CHAIRMAN OF THE BOARD AND VICE CHAIRMAN OF THE BOARD. Subject to the approval procedures of Article FIFTH, Clause (g)(i) of the Certificate of Incorporation, the Board of Directors shall appoint from its members a Chairman of the Board. The Chairman of the Board shall perform such duties and possess such powers as are assigned to him by the Board of Directors. If the Chairman of the Board is also designated as the corporation's Chief Executive Officer, he shall also have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders. If the Board of Directors appoints a Vice Chairman of the Board, he shall perform such duties and possess such powers as may from time to time be vested in him by the Board of Directors.

     4.8 PRESIDENT. Unless the Board of Directors has designated the Chairman of the Board as the corporation's Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation and shall have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors and the Chief Executive Officer (if the Chairman of the Board is serving in such position) may from time to time prescribe.

RESOLVED:    That, upon the Board of Director's election of a Chairman of the
             Board other than the individual serving as Chairman of the Board of Directors as of February 28, 2001, Sections 4.7 and 4.8 of the
             Amended and Restated By-Laws are hereby further amended to read in their entirety as follows:

     4.7 CHAIRMAN OF THE BOARD AND VICE CHAIRMAN OF THE BOARD. Subject to the approval procedures of Article FIFTH, Clause (g)(i) of the Certificate of Incorporation,



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the Board of Directors shall appoint a Chairman of the Board and shall designate the Chairman of the Board as Chief Executive Officer. The Chairman of the Board shall perform such duties and possess such powers as are assigned to him by the Board of Directors, and shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors. Unless otherwise provided by the Board of Directors, the Chairman of the Board shall preside at all meetings of the Board of Directors and stockholders. If the Board of Directors appoints a Vice Chairman of the Board, he shall perform such duties and possess such powers as may from time to time be vested in him by the Board of Directors.

     4.8 PRESIDENT. The President shall perform such other duties and shall have such other powers as the Board of Directors and the Chief Executive Officer may from time to time prescribe.